Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
DRAFT		(609) 452-4807 www.covance.com

COVANCE REPORTS RECORD EPS, REVENUE, AND BACKLOG
– OM% at 12.9%; Cash Balance Grows $61M in Q4; Backlog Grows $44M Sequentially –
– 2004 Earnings Target Raised to at least $1.43 Per Share –

Princeton, New Jersey, January 26, 2004 – Covance Inc. (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2003 of $0.32/diluted share and full-year earnings of $1.21/diluted share, 30% growth over full-year 2002.

“Covance’s strong and balanced performance led to record levels of earnings, revenue, backlog, and free cash flow,” said Chris Kuebler, Covance’s Chairman and CEO. “This quarter’s results were led by Early Development, which recorded its second straight quarter of operating margins exceeding 20%. Top-line growth in the segment was 11.5%, as strong demand was experienced across the segment’s service offerings. In Late-Stage Development, operating margins increased on a sequential basis to 15.3%. Revenue in the quarter was down slightly versus last year as a result of below target net order generation in the first half of 2003. However, Late-Stage Development orders, led by a strong performance in central laboratories, grew significantly both sequentially and year-over-year. Cash flows in the quarter were robust as our cash balances grew by $61 million to a record $172 million. The $44 million sequential growth in backlog leads us to raise our 2004 earnings target from at least $1.41 per share to at least $1.43 per share.”

“The focused efforts of our expanded sales team helped lift proposal volumes and orders for the third consecutive quarter, and fourth quarter net orders set an all-time record. Strong performance on client projects also contributed to our backlog growth, as we continued to see an increase in repeat business with key clients,” said Joe Herring, Covance’s President and COO. “Our focus on operational excellence continued to deliver productivity gains across the company for the second year in a row, as evidenced by an increase in our revenue per employee, which was up 10% in 2003, and operating margin per employee, which was up 27%. We expect process efficiencies to continue to drive increased operating margins in 2004 as programs, such as Six Sigma, resource management, laboratory automation, and the outsourcing of our information technology infrastructure to IBM, are fully implemented.”

Consolidated Results

($ in millions except EPS)	4Q03	4Q02	Change	FY 2003	FY 2002*	Change

Net Revenues	$241.1	$234.3	2.9%	$940.3	$883.1	6.5%
Reimbursable Out-of-Pockets	$7.9	$11.4		$33.9	$41.6
Total Revenues	$249.0	$245.7		$974.2	$924.7

Costs and Expenses	$210.1	$206.1	1.9%	$823.7	$788.4	4.5%
Reimbursable Out-of-Pockets	$7.9	$11.4		$33.9	$41.6
Total Costs and Expenses	$218.0	$217.5		$857.6	$830.0

Operating Income	$31.0	$28.2	10.2%	$116.6	$94.7	23.1%
Operating Margin %	12.9%	12.0%		12.4%	10.7%

Net Income	$20.5	$17.0	20.2%	$76.1	$57.3	32.9%
Diluted EPS	$0.32	$0.27	18.5%	$1.21	$0.93	30.1%

* 2002 net income and diluted EPS amounts have been reduced to exclude the $6.5 million ($0.11/diluted share) favorable income tax reserve reversal reported during the third quarter of 2002.

Net revenues for the fourth quarter of 2003 increased to $241.1 million compared to $234.3 million in the fourth quarter of 2002. Full year 2003 net revenues increased 6.5% to $940.3 million compared to $883.1 million in the prior year.

Costs and expenses for the fourth quarter of 2003 increased to $210.1 million compared to $206.1 million in the fourth quarter of 2002. Full year 2003 costs and expenses increased 4.5% to $823.7 million compared to $788.4 million in the prior year.

Consolidated operating income for the fourth quarter of 2003 increased to $31.0 million compared to $28.2 million in the fourth quarter of 2002. Operating margin for the fourth quarter of 2003 was 12.9% compared to 12.0% for the fourth quarter of last year. Full year 2003 operating income increased 23.1% to $116.6 million compared to $94.7 million in the prior year. Full year operating margin increased 170 basis points to 12.4% in 2003.

Net income for the fourth quarter of 2003 increased 20.2% to $20.5 million or $0.32/diluted share compared to $17.0 million or $0.27/diluted share for the fourth quarter of last year. Full year 2003 net income increased 32.9% to $76.1 million or $1.21/diluted share compared to $0.93/diluted share for the same period in 2002.

Operating Segment Results

Early Development

($ in millions)	4Q03	4Q02	Change	FY 2003	FY 2002	Change
Net Revenues	$108.1	$97.0	11.5%	$411.4	$367.5	11.9%
Operating Income	$22.0	$17.4	26.2%	$83.3	$66.7	24.9%
Margin %	20.3%	18.0%		20.3%	18.1%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the fourth quarter of 2003 grew 11.5% to $108.1 million compared to $97.0 million in the fourth quarter of 2002. Top line growth was driven by strong performance in our North American and European toxicology, chemistry, and bioanalytical services. For the full year 2003, net revenues grew 11.9% to $411.4 million compared to $367.5 million in the prior year.

Operating income for the fourth quarter of 2003 increased 26.2% to $22.0 million compared to $17.4 million for the fourth quarter of last year. Operating margin for the fourth quarter of 2003 was 20.3% versus 18.0% in the fourth quarter of the prior year. Despite the impact of relocating our North American Phase I clinic during the quarter, operating margins exceeded 20% for the second consecutive quarter. Operating margin improvement was broad-based, including strong profitability in our North American and European toxicology, chemistry, and bioanalytical services. Full year operating margins were 20.3% compared to 18.1% in the prior year. Early Development’s full-year operating margins are expected to continue to increase in 2004.

Late-Stage Development

($ in millions)	4Q03	4Q02	Change	FY 2003	FY 2002	Change
Net Revenues	$133.1	$137.4	-3.1%	$528.9	$515.5	2.6%
Operating Income	$20.3	$24.2	-16.0%	$79.2	$73.0	8.6%
Margin %	15.3%	17.6%		15.0%	14.2%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and health economic and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the fourth quarter of 2003 were $133.1 million compared to $137.4 million in the fourth quarter of 2002. Full year revenues were $528.9 million compared to $515.5 million in the prior year. Strong improvement in central laboratories net order generation and a more encouraging sales environment were experienced during the quarter. Revenue growth in the near term is expected to continue to be impacted by low central laboratory net order generation experienced in the first half of 2003. Continued strong order flows should increase top line growth in the second half of 2004.

Operating income for the fourth quarter of 2003 was $20.3 million compared to $24.2 million in the fourth quarter of the prior year. For the fourth quarter of 2003, operating margin was 15.3%, versus 17.6% for the fourth quarter last year and 14.8% reported last quarter. The sequential increase in profitability is attributable to improved margins in clinical development, central laboratory, and central diagnostic services. Full year operating margins grew to 15.0% from 14.2% in the prior year. The year-over-year improvement was driven by increased profitability in clinical development and central laboratories. In 2004, full year operating margins are expected to continue to increase.

Corporate Information

The Company’s backlog increased to a record $1,134 million at December 31, 2003 compared to $1,090 million at September 30, 2003 and $1,121 million at December 31, 2002. Central laboratories was the strongest contributor to the $44 million sequential increase in backlog.

The Company reported an increase of $60.7 million in cash and cash equivalents in the quarter to a record $171.6 million at December 31, 2003 from $110.9 million at September 30, 2003 and continues to have no debt outstanding.

For the year, operating cash flows were a record at $140.2 million and capital spending was $62.6, resulting in free cash flow (cash from operations less capital spending) of $77.5 million. In 2004, we expect capital spending to be in the range of $60 million to $70 million and free cash flow to be in the range of $85 to $95 million.

Net Days Sales Outstanding (DSO) improved to 45 days at December 31, 2003 from 49 days at September 30, 2003.

The Company’s investor conference call will be webcast on January 27 at 9:00 am EDT. The CEO commentary and presentation slides are available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2003 net revenues of $940 million, global operations in 18 countries, and approximately 6,500 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase profitability of its clinical development services and to increase order volume in central laboratory and commercialization services, continued growth in demand for bioanalytical services and Covance’s ability to provide these services on a large scale basis, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2003 AND 2002

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002(a)
	(UNAUDITED)
Net revenues	$241,112	$234,318	$940,300	$883,074
Reimbursable out-of-pockets	7,853	11,376	33,910	41,623
Total revenues	248,965	245,694	974,210	924,697

Costs and expenses:
Cost of revenue	161,205	159,541	634,722	612,465
Reimbursed out-of-pocket expenses	7,853	11,376	33,910	41,623
Selling, general and administrative	36,928	34,827	143,179	133,508
Depreciation and amortization	11,950	11,794	45,824	42,434
Total	217,936	217,538	857,635	830,030

Income from operations	31,029	28,156	116,575	94,667

Other (income) expense, net:
Interest (income) expense, net	(20)	86	191	831
Foreign exchange transaction loss, net	349	1,476	683	3,395
Other expense, net	329	1,562	874	4,226

Income before taxes and equity investee earnings	30,700	26,594	115,701	90,441

Taxes on income	10,363	9,574	40,021	26,658	(a)

Equity investee earnings	117	—	456	—

Net income	$20,454	$17,020	$76,136	$63,783	(a)

Basic earnings per share	$0.33	$0.28	$1.23	$1.06	(a)

Weighted average shares outstanding - basic	62,318,214	60,256,552	61,757,019	60,285,330

Diluted earnings per share	$0.32	$0.27	$1.21	$1.03	(a)

Weighted average shares outstanding - diluted	64,097,404	62,105,947	63,081,457	61,641,367

(a) 2002 amounts include the one-time reversal of a $6.5 million income tax reserve during the third quarter of 2002 relating primarily to the favorable settlement of a longstanding multi-year foreign income tax audit.  Excluding the reversal of this reserve, taxes on income, net income, basic earnings per share and diluted earnings per share would have been $33,158, $57,283, $0.95 and $0.93, respectively.

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 and 2002

(Dollars in thousands)

	December 31 2003	December 31 2002

ASSETS
Cash & cash equivalents	$171,600	$75,913
Accounts receivable, net	156,799	159,368
Unbilled services	44,053	39,073
Inventory	39,926	40,472
Deferred income taxes	6,230	1,839
Prepaid expenses and other current assets	31,246	28,721
Total Current Assets	449,854	345,386

Property and equipment, net	284,413	258,407
Goodwill, net	56,876	56,805
Other assets	16,482	16,405
Total Assets	$807,625	$677,003

LIABILITIES and STOCKHOLDERS’ EQUITY
Accounts payable	$20,129	$24,123
Accrued payroll and benefits	50,433	57,803
Accrued expenses and other current liabilities	37,035	40,828
Unearned revenue	82,227	91,681
Total Current Liabilities	189,824	214,435

Deferred income taxes	36,776	16,432
Other liabilities	17,044	14,469
Total Liabilities	243,644	245,336

Common stock	663	637
Paid-in capital	199,534	147,745
Retained earnings	395,245	319,109
Cumulative translation adjustment	21,960	1,714
Treasury stock	(53,421)	(37,538)
Total Stockholders’ Equity	563,981	431,667
Total Liabilities and Stockholders’ Equity	$807,625	$677,003

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(Dollars in thousands)

	Years Ended December 31
	2003	2002

Cash flows from operating activities:
Net income	$76,136	$63,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,824	42,434
Stock issued under employee benefit and stock compensation plans	12,992	11,672
Deferred income tax benefit	15,953	16,656
Other	923	2,036
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	2,569	9,054
Unbilled services	(4,980)	1,822
Inventory	546	(4,341)
Accounts payable	(3,994)	2,867
Accrued liabilities	(10,523)	11,689
Unearned revenue	(9,454)	(25,175)
Income taxes payable	—	(2,739)
Other assets and liabilities, net	14,173	(5,876)
Net cash provided by operating activities	140,165	123,882

Cash flows from investing activities:
Capital expenditures	(62,639)	(66,784)
Acquisition of business, net of cash acquired	—	(2,796)
Other, net	39	11
Net cash used in investing activities	(62,600)	(69,569)

Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(15,000)
Stock issued under employee stock purchase and option plans	27,685	13,874
Purchase of treasury stock	(15,883)	(16,631)
Net cash provided by (used in) financing activities	11,802	(17,757)

Effect of exchange rate changes on cash	6,320	3,953

Net change in cash and cash equivalents	95,687	40,509

Cash and cash equivalents, beginning of period	75,913	35,404

Cash and cash equivalents, end of period	$171,600	$75,913